Exhibit 99.1
NEWS RELEASE

Mercer to acquire 34% strategic stake in South Africa-based
Alexander Forbes

New York, June 23, 2014
Mercer announced today that it has entered into a definitive agreement to acquire a 34% stake in South Africa-based Alexander Forbes Group Holdings Limited (Alexander Forbes), becoming a key strategic shareholder in the upcoming listing of Alexander Forbes on the Johannesburg Stock Exchange (JSE). Alexander Forbes also announced today its intention to list on the JSE. Alexander Forbes provides a range of services to institutional and retail clients that align closely with Mercer’s global business. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (NYSE: MMC), a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital.

“We are thrilled to have this opportunity to establish a relationship with Alexander Forbes, a leader in the retirement, investments, and employee benefits space in South Africa and broader Sub-Saharan Africa,” said Julio A. Portalatin, President and Chief Executive Officer of Mercer. “This is the beginning of a strong partnership that will generate value for both of our firms and our respective clients. We are particularly excited to significantly broaden our exposure to the growth prospects present in South Africa and sub-Saharan Africa. Through this investment, we will be able to support our global clients seeking to enter and expand into the African market, and with our global reach and capabilities, we will be able to support Alexander Forbes’ clients seeking to grow outside of Africa.”

Alexander Forbes principally focuses on employee benefits and investment solutions for institutional clients, and financial wellbeing and retail financial solutions for individual clients. Services include retirement funds and investment consulting, actuarial and administration services, employee risk benefits and healthcare consulting, multi-manager investments solutions, and personal lines and business insurance.

This transaction is conditional upon the listing of Alexander Forbes and other customary closing conditions, including the receipt of requisite regulatory approvals. BofA Merrill Lynch acted as financial advisor, and Webber Wentzel in South Africa and Slaughter and May in the UK acted as legal advisors on the transaction.

About Mercer
Mercer is a global leader in talent, health, retirement, and investments. Mercer helps clients around the world advance the health, wealth, and performance of their most vital asset - their people. Mercer’s more than 20,000 employees are based in 42 countries and the firm operates in over 130 countries. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies (NYSE: MMC), a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy, and human capital. With over 55,000 employees worldwide and annual revenue exceeding $12 billion, Marsh & McLennan Companies is also the parent company of Marsh, a global leader in insurance broking and risk management; Guy Carpenter, a global leader in providing risk and reinsurance intermediary services; and Oliver Wyman, a global leader in management consulting. For more information, visit www.mercer.com. Follow Mercer on Twitter @MercerInsights.

About Marsh & McLennan Companies
Marsh & McLennan Companies (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue exceeding $12 billion, Marsh & McLennan Companies’ 55,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

About Alexander Forbes
Alexander Forbes is a specialised financial services group headquartered in South Africa focusing on employee benefits solutions for institutional clients, and financial wellbeing and retail financial solutions for individual clients, in particular employees of the Group’s institutional clients. The Group’s primary clients span both the private and public sector market segments, including employers, retirement, health, investment and other special purpose funds on the institutional side, and individual members and beneficiaries of these funds, as well as the wider individual market, on the retail side. The main services provided by the Group include retirement funds and asset consulting, actuarial, investment and administration services, employee risk benefits and healthcare consulting, personal lines insurance, individual financial advisory and multi-manager investment solutions. Alexander Forbes’ principal geographic focus is in South Africa, where it has been operating since 1935, sub-Saharan Africa, the UK and other selected jurisdictions which have employee benefits legislative frameworks similar to South Africa.

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